UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Hecla Mining Company

(Name of Registrant as Specified In Its Charter)

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HECLA MINING COMPANY

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 5, 2021

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, MAY 19, 2021

This supplement (the “Supplement”) amends and supplements the Notice of 2021 Annual Meeting of Shareholders and Proxy Statement of Hecla Mining Company (the “Company”), dated April 5, 2021 (the “Proxy Statement”), provided to shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders to be held on May 19, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 13, 2021.

This Supplement updates the disclosure in the Proxy Statement (pages 15 and 99) relating to the effect of abstentions on “Proposal 4 – Approval of Amendment and Restatement of the Hecla Mining Company Key Employee Deferred Compensation Plan” (“Proposal 4”). Shareholder approval is required for Proposal 4 under the listing rules of the New York Stock Exchange (“NYSE”), and NYSE guidance provides that Proposal 4 must receive more affirmative votes cast for the proposal than the aggregate number of votes cast against the proposal plus abstentions. Therefore, pursuant to such NYSE guidance, an abstention will have the same effect as a vote “AGAINST” Proposal 4.

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.